Subsidiaries of the Registrant
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




                                 State or other jurisdiction              Other names under which
     Name of Subsidiary      Of incorporation or organization           Subsidiary does business


      Galaxy Mall, Inc.                   Wyoming                                 None
  Galaxy Enterprises, Inc.                Nevada                                  None
         Netgateway                       Nevada                                  None
   StoresOnline.com, Inc.               California                                None
   StoresOnline.com, Ltd.                 Canada                                  None

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